Exhibit 99.1

Unaudited pro forma condensed consolidated financial information

The unaudited pro forma condensed consolidated statements of income for Universal Health Realty Income Trust (“UHT”) and the Lake Pointe Medical Arts Building, Forney Medical Plaza and the Tuscan Professional Building medical office buildings (collectively the “MOBs”) for the twelve months ended December 31, 2010 and the nine-month period ended September 30, 2011, give effect to UHT’s acquisition of the MOBs, as if they had occurred on January 1, 2010. The pro forma adjustment column presented on the pro forma consolidated statements of income for the year ended December 31, 2010 includes the financial information for the MOBs for the entire year. The pro forma adjustment column presented on the pro forma consolidated statements of income for the nine months ended September 30, 2011, includes financial information for Lake Pointe Medical Arts Building and Forney Medical Plaza up to the acquisition dates of June 13, 2011 and July 26, 2011, respectively. Financial information pertaining to these two MOBs after the acquisition dates are included in the UHT historical financial statement presentation. The pro forma financial results for the entire nine months ended September 30, 2011 are presented for the Tuscan Professional Building, since that MOB was acquired subsequent to September 30, 2011. The unaudited pro forma condensed consolidated balance sheet as of September 30, 2011 gives effect to the acquisition of the Tuscan Professional Building as if it had occurred on September 30, 2011. The acquisition of the Lake Pointe Medical Arts Building, Forney Medical Plaza occurred prior to September 30, 2011 and therefore have no impact on the pro forma adjustments presented on the unaudited pro forma condensed consolidated balance sheet as of September 30, 2011, since the financial information for those two MOBs are included in the historical balance sheet for UHT as of September 30, 2011.

The pro forma adjustments are preliminary and have been made solely for purposes of developing the pro forma financial information for illustrative purposes. The actual results reported in periods following the acquisition of the MOBs may differ significantly from that reflected in these pro forma financial statements for a number of reasons, including, but not limited to, differences between the assumed versus actual interest rates applicable to the funds borrowed to finance the acquisition of the MOBs. In addition, no adjustments have been made for non-recurring fees and expenses related to the acquisition of the MOBs in the pro forma statements of income. As a result, the pro forma information does not purport to be indicative of what the financial condition or results of operations would have been had the acquisition of the MOBs been completed on the applicable dates of this pro forma financial information. The pro forma financial statements are based upon the historical financial statements of UHT and the MOBs and do not purport to project the future financial condition and results of operations after giving effect to the acquisition of the MOBs.

The pro forma adjustments and related assumptions are described in the accompanying notes presented on the following pages. The pro forma adjustments are based on assumptions relating to the consideration paid and the allocation thereof to the assets acquired and liabilities assumed of the MOBs based on preliminary estimates of fair value. The final purchase price and the allocation thereof may differ from that reflected in the pro forma financial statements after final valuation procedures are performed and amounts are finalized.

The following unaudited pro forma condensed consolidated financial information is derived from the historical financial statements of UHT and the MOBs and has been prepared to illustrate the effects of the acquisition of the MOBs. The pro forma financial information should be read in conjunction with the historical financial statements and the accompanying notes of UHT and the MOBs.

Universal Health Realty Income Trust

Unaudited Pro Forma Condensed Consolidated Balance Sheet

September 30, 2011

(dollar amounts in thousands)

	UHT	Acquired MOBs and Pro Forma Adjustments		Combined Pro Forma
Assets:
Real Estate Investments:
Buildings and improvements	$202,257	$12,525	(A)	$214,782
Accumulated depreciation	(79,162)	—		(79,162)

	123,095	12,525		135,620
Land	21,200	1,100	(A)	22,300

Net Real Estate Investments	144,295	13,625		157,920

Investments in and advances to limited liability companies (“LLCs”)	82,615	—		82,615

Other Assets:
Cash and cash equivalents	787	—		787
Base and bonus rent receivable from Universal Health Services, Inc. (“UHS”)	2,021	—		2,021
Rent receivable—other	1,226	—		1,226
Deferred charges, notes receivable and intangible and other assets, net	11,895	1,896	(A)	13,791

Total Assets	$242,839	$15,521		$258,360

Liabilities:
Line of credit borrowings	$90,400	8,377	(B)	$98,777
Mortgage notes payable, non-recourse to UHT	8,279	6,999	(B)	15,278
Loans payable of consolidated LLC,		—		—
non-recourse to UHT	6,470	—		6,470
Accrued interest	90	—		90
Accrued expenses and other liabilities	2,766	6	(C)	2,772
Tenant reserves, escrows, deposits and prepaid rents	763	237	(C)	1,000

Total Liabilities	108,768	15,619		124,387

Equity:
Preferred shares of beneficial interest, $.01 par value; 5,000,000 shares authorized; none issued and outstanding	—	—		—
Common shares, $.01 par value; 95,000,000 shares authorized; issued and outstanding: 2011—12,665,269 2010—12,653,169	127	—		127
Capital in excess of par value	213,597	—		213,597
Cumulative net income	384,772	(98	) (A)	384,674
Cumulative dividends	(464,504)	—		(464,504)

Total UHT Shareholders’ Equity	133,992	(98)		133,894
Non-controlling equity interest	79	—		79

Total Equity	134,071	(98)		133,973

Total Liabilities and Equity	$242,839	$15,521		$258,360

See accompanying notes to unaudited pro forma condensed financial statements.

Universal Health Realty Income Trust

Unaudited Pro Forma Condensed Consolidated Statements of Income

For the Nine Months Ended September 30, 2011

(dollar amounts in thousands)

	UHT	Acquired MOBs and Pro Forma Adjustments		Combined Pro Forma
Revenues:
Base Rental—UHS facilities	$9,788	—		$9,788
Base Rental—Non-related parties	6,727	2,280	(D)	9,007
Bonus Rental—UHS facilities	3,217	—		3,217
Tenant reimbursements and other—Non-related parties	1,059	771	(D)	1,830
Tenant reimbursements and other—UHS facilities	45	—		45

	20,836	3,051		23,887

Expenses:
Depreciation and amortization	4,841	1,279	(E)	6,120
Advisory fees to UHS	1,476	166	(F)	1,642
Other operating expenses	3,674	1,252	(D)	4,926
Transaction costs	590	—		590

	10,581	2,697		13,278

Income before equity in income of unconsolidated limited liability companies (“LLCs”) and interest expense	10,255	354		10,609

Equity in income of LLCs	2,377	—		2,377

Interest expense, net	(1,464)	(480	) (G)	(1,944)

Net Income	$11,168	$(125)		$11,043

Basic earnings per share	$0.88			$0.87

Diluted earnings per share	$0.88			$0.87

Weighted average number of shares outstanding—Basic	12,643			12,643
Weighted average number of share equivalents	5			5

Weighted average number of shares and equivalents outstanding—Diluted	12,648			12,648

See accompanying notes to unaudited pro forma condensed financial statements.

Universal Health Realty Income Trust

Unaudited Pro Forma Condensed Consolidated Statements of Income

For the Year Ended December 31, 2010

(dollar amounts in thousands)

	UHT	Acquired MOBs and Pro Forma Adjustments		Combined Pro Forma
Revenues:
Base Rental—UHS facilities	$13,142	—		$13,142
Base Rental—Non-related parties	9,528	3,831	(D)	13,359
Bonus Rental—UHS facilities	4,097	—		4,097
Tenant reimbursements and other—Non-related parties	2,004	1,058	(D)	3,062
Tenant reimbursements and other—UHS facilities	107	—		107

	28,878	4,889		33,767

Expenses:
Depreciation and amortization	6,286	2,123	(E)	8,409
Advisory fees to UHS	1,852	277	(F)	2,129
Other operating expenses	5,439	1,948	(D)	7,387

	13,577	4,348		17,925

Income before equity in income of unconsolidated limited liability companies (“LLCs”) and interest expense	15,301	541		15,842

Equity in income of LLCs	2,948	—		2,948

Interest expense, net	(1,939)	(743	) (G)	(2,682)

Net Income	$16,310	($202)		$16,107

Basic earnings per share	$1.33			$1.31

Diluted earnings per share	$1.33			$1.31

Weighted average number of shares outstanding—Basic	12,259			12,259
Weighted average number of share equivalents	3			3

Weighted average number of shares and equivalents outstanding—Diluted	12,262			12,262

See accompanying notes to unaudited pro forma condensed financial statements.

Notes to unaudited pro forma condensed consolidated financial statements

Note 1—Basis of presentation

The unaudited pro forma condensed consolidated financial statements were prepared using the acquisition method of accounting under existing U.S. GAAP standards and are based on UHT’s historical consolidated financial statements and the financial statements of the significant properties that were purchased subsequent to December 31, 2010, comprised of Lake Pointe Medical Arts Building, Forney Medical Plaza and Tuscan Professional Building medical office buildings (collectively the “MOBs”) for the year ended December 31, 2010 and the nine-month period ended September 30, 2011. Lake Pointe Medical Arts Building and Forney Medical Plaza were acquired on June 13, 2011 and July 26, 2011, respectively. The financial results from the acquisition date through September 30, 2011 for these two MOBs are included in our historical consolidated statements of income for the nine months ended September 30, 2011. Therefore, the pro forma adjustments presented on the pro forma condensed consolidated statements of income for UHT for the nine months ended September 30, 2011 include the financial results from January 1, 2011 through the acquisition dates for each of Lake Pointe Medical Arts Building and Forney Medical Plaza, as well as the financial results from January 1, 2011 through September 30, 2011 for the Tuscan Professional Building.

The unaudited pro forma condensed consolidated statements of income for UHT and the acquired MOBs for the year ended December 31, 2010 and the nine-month period ended September 30, 2011 give effect to UHT’s acquisition of the MOBs as if they had occurred on January 1, 2010. The unaudited pro forma condensed consolidated balance sheet as of September 30, 2011 gives effect to the acquisition of the MOBs as if they had occurred on September 30, 2011. The UHT consolidated balance sheet at September 30, 2011 includes the balance sheets of Lake Pointe Medical Arts Building and Forney Medical Plaza, since they were acquired on June 13, 2011 and July 26, 2011, respectively. The pro forma adjustments presented on the unaudited pro forma consolidated balance sheet, therefore, represent adjustments as they pertain to the Tuscan Professional Building, which was acquired on December 7, 2011.

We prepared the unaudited pro forma condensed consolidated financial information using the acquisition method of accounting, which is based upon Accounting Standards Codification (“ASC”) 805, Business Combinations, the Financial Accounting Standard Board’s (“FASB”) standard related to business combinations. The business combination standard incorporates the FASB standard related to fair value measurement concepts. We have adopted both FASB standards related to business combinations and fair value measurements as required.

The FASB standard issued related to business combinations requires, among other things, that most assets acquired and liabilities assumed be recognized at their fair values as of the acquisition date. In addition, the standard establishes that the consideration transferred be measured at the closing date of the acquisition at the then-current market price.

ASC 820, Fair Value Measurements and Disclosures, the FASB’s standard related to fair value measurements, define the term “fair value” and set forth the valuation requirements for any asset or liability measured at fair value, expand related disclosure requirements and specify a hierarchy of valuation techniques based on the nature of inputs used to develop the fair value measures. Fair value is defined in the standard as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” This is an exit price concept for the valuation of the asset or liability. In addition, market participants are assumed to be buyers and sellers in the principal (or the most advantageous) market for the asset or liability. Fair value measurements for an asset assume the highest and best use by these market participants. Many of these fair value measurements can be highly subjective, and it is possible that other professionals, applying reasonable judgment to the same facts and circumstances, could develop and support a range of alternative estimated amounts.

The assumptions and related pro forma adjustments described below have been developed based on assumptions and adjustments, including assumptions relating to the consideration paid and the allocation thereof to the assets acquired and liabilities assumed from the Tuscan Professional Building, based on preliminary estimates of fair value. The final purchase price allocation may differ from that reflected in the pro forma financial statements after final valuation procedures are performed and amounts are finalized.

The unaudited pro forma condensed consolidated financial statements are preliminary, are provided for illustrative purposes only and do not purport to represent what our actual consolidated results of operations or consolidated financial position would have been had the acquisition of the MOBs occurred on the dates assumed, nor are they indicative of our future consolidated results of operations or financial position. The actual results reported in periods following the acquisition of the MOBs may differ significantly from those reflected in these pro forma financial statements for a number of reasons, including, but not limited to, differences between the assumed versus actual interest rates applicable to the funds borrowed to finance the acquisition of the MOBs. In addition, no adjustments have been made to the condensed consolidated statements of income for non-recurring acquisition-related fees and expenses. As a result, the pro forma information does not purport to be indicative of what the financial condition or results of operations would have been had the acquisition of the MOBs been completed on the applicable dates of this pro forma financial information. The pro forma financial statements are based upon the historical financial statements of UHT and the MOBs and do not purport to project the future financial condition and results of operations after giving effect to the acquisition of the MOBs.

Note 2—Preliminary purchase price

We will allocate the purchase price paid by us for the acquired Tuscan Professional Building to the fair value of the assets acquired and liabilities assumed. The allocation of the purchase price to acquired assets as indicated below is based on preliminary fair value estimates and is subject to final management analyses. The actual amounts recorded when the analyses are complete may differ materially from the pro forma amounts presented as follows (in thousands):

	$000,000,00
Land	$1,100
Buildings and improvements	12,525
Intangible assets	1,850

Purchase price before assumed liabilities and closing costs	15,475

Assumed liabilities	(243)
Assumed prepaid assets	46
Closing costs	98

Net purchase price paid	$15,376
Assumption of third-party financing	(6,999)

Net cash paid	$8,377	(a.)

(a.)	Net cash paid consists of $7.2 million of cash proceeds generated from the sale of like-kind property, as well as $1.2 million of borrowings made pursuant to our revolving credit agreement. For pro forma purposes, our balance sheet adjustment assumes that the $8.4 million of net cash paid was borrowed pursuant to our revolving credit agreement.

The purchase price paid by us for the acquired Lake Pointe Medical Arts Building and Forney Medical Plaza, both of which were acquired prior to September 30, 2011, is included in UHT’s historical consolidated balance sheet at September 30, 2011, and therefore, no pro forma adjustments have been made to our September 30, 2011 pro forma consolidated balance sheet for these two MOBs.

Note 3—Unaudited pro forma adjustments

Unaudited pro forma condensed consolidated balance sheet as of September 30, 2011

(A) Land, buildings and improvements, intangible assets:

Adjustments to record the fair value estimates of the tangible and intangible assets of the Tuscan Professional Buidling. Acquired intangibles represent the difference between the property valued with existing in-place leases and the property valued as if vacant. The value of the Tuscan acquired intangibles will be amortized over the lease terms (remaining weighted average of 4.25 years). Allocations are preliminary and subject to change.

(B) Line of credit borrowings and Mortgage notes payable, non-recourse to the Trust:

The $8.4 million of net cash required to fund the acquisition of the Tuscan Professional Building is assumed to be generated utilizing borrowings made pursuant to our revolving credit agreement and does not give effect to the portion of the purchase price funded with cash held by a qualified third-party intermediary in connection with a like-kind exchange transaction pursuant to Section 1031 of the Internal Revenue Code. The remaining $7.0 million of purchase price was satisfied by the assumption of third-party financing which is reflected at fair value.

(C) Accrued expenses and other liabilities; tenant reserves, escrows, deposits and prepaid rents; and other assets:

Adjustments to record the liabilities and prepaid assets assumed in connection with the acquired MOB.

Unaudited pro forma condensed consolidated statements of income for the year ended December 31, 2010 and nine-month periods ended September 30, 2011

(D)	Base rental – non-related parties, Tenant reimbursements and other – non-related parties and Other operating expenses:

Adjustments to record the combined operating results of the acquired MOBs. The pro forma adjustment column presented on the pro forma condensed consolidated statements of income for the nine months ended September 30, 2011, includes financial information for Lake Pointe Medical Arts Building and Forney Medical Plaza up to the acquisition dates of June 13, 2011 and July 26, 2011, respectively. Financial information pertaining to these two MOBs after the acquisition dates are included in the UHT historical financial statement presentation. The pro forma financial results for the entire nine months ended September 30, 2011 are presented for the Tuscan Professional Building, since that MOB was acquired subsequent to September 30, 2011.

(E)	Depreciation and amortization:

Consists of (amounts in thousands):

	Year ended December 31, 2010	Nine-month period ended September 30, 2011
Buildings and improvements (1)	$1,025	$616
Intangible assets acquired (2)	1,098	663

Total incremental depreciation and amortization expense	$2,123	$1,279

(1)	Depreciation expense on the acquired real property based upon preliminary fair value estimates. The acquired property will be depreciated over an average useful life of 35 years.
(2)	Amortization expense on the acquired in-place lease intangibles based upon preliminary fair value estimates which will be amortized over the remaining weighted average lease terms of approximately 5.5 years.

The purchase price allocations for the real property and identifiable assets are preliminary and were made only for the purpose of presenting the pro forma financial information. In accordance with the U.S. GAAP standards related to business combinations, we will finalize the analysis of the fair value of the assets acquired and liabilities assumed resulting from the acquisition of the three MOBs for the purpose of allocating the purchase price. It is possible that the final valuation of real property and intangible assets could differ materially from our estimates.

(F)	Advisory fees to Universal Health Services, Inc. (“UHS”):

Adjustment to record the advisory fee due to UHS, calculated at 0.65% of the real estate assets of the acquired MOBs, pursuant to the advisory agreement between UHT and a wholly-owned subsidiary of UHS.

(G)	Interest expense:

In connection with the acquisition of the MOBs, for pro forma purposes, the $26.3 million of net cash required to fund the Lake Pointe Medical Arts Building and Forney Medical Plaza acquisitions, as well as the $8.4 million of net cash required to fund the Tuscan Professional building, was assumed to be generated utilizing borrowings made pursuant to our previously-existing $100 million revolving credit agreement (“Old

Revolver”) which was scheduled to mature in January, 2012. On July 25, 2011, we terminated the Old Revolver and replaced it with a new $150 million revolving credit facility which matures in July, 2015 (“New Revolver”). In addition to the $34.6 million of net cash required in connection with the acquisition of all three MOBs, we assumed $7.0 million of third-party debt which bears an interest rate of approximately 5.6% per annum, matures on June 1, 2025 and approximates fair value. The interest expense adjustments included in the unaudited pro forma condensed consolidated statements of income were calculated utilizing the average borrowing rates in effect during the applicable periods pursuant to the terms of the Old Revolver on $34.6 million through its termination date, and then utilizing the average borrowing rates in effect during the applicable periods pursuant to the New Revolver on the $34.6 million from July 25 through September 30, 2011, as well as the stated 5.56% interest rate pursuant to the terms of the assumed third party debt of $7.0 million. The adjustments reflect interest expense on the $34.6 million of additional Revolver borrowings utilized to finance the acquisition of the MOBs at an average rate of 1.1% for the nine months ended September 30, 2011 and 1.1% for the year ended December 31, 2010, as well as interest expense on the $7.0 million of assumed third-party debt at an average rate of 5.56%. For each 1/8% deviation in the interest rate on our revolving credit agreement, interest expense would increase or decrease, as applicable, by $32,000 for the nine months ended September 30, 2011 and $43,000 for the year ended December 31, 2010. The interest expense reflected on the pro forma condensed consolidated statements of income for the nine months ended September 30, 2011 and the year ended December 31, 2010 is lower than the comparable interest expense as calculated pursuant to the terms of the New Revolver for the entire nine and twelve months, since, as compared to the terms of the Old Revolver, the margins over the applicable underlying rates have increased.